Exhibit 99.1

January 15, 2025

To whom it may concern,

Company name:	Techpoint, Inc.

Name of representative:	Chief Executive Officer and Director

Fumihiro Kozato

(Securities code: 6697; Growth Market, Tokyo Stock Exchange)

Inquiries:	Techpoint Japan, K.K.

President and Representative Director

Hiroshi Kondo

(Telephone: 03-6205-8405)

Notice Concerning Conclusion of Agreement and Plan of Merger

With ASMedia Technology Inc. and Apex Merger Sub Inc.

We hereby announce that on January 15, 2025 (JST), Techpoint, Inc. (“Techpoint”) entered into AGREEMENT AND PLAN OF MERGER (the “Merger Agreement”) with ASMedia Technology Inc. (“ASMedia”) and Apex Merger Sub Inc. (“Merger Sub”), a Delaware corporation wholly owned by ASMedia, under which Techpoint, as the surviving company, will become a wholly-owned subsidiary of ASMedia through a merger (the “Merger”) in which Techpoint will be the surviving company and Merger Sub will be the absorbed company. If the Merger is completed, Techpoint will become a wholly-owned subsidiary of ASMedia, and Techpoint’s Japanese Depositary Shares (“JDS”) listed on the Tokyo Stock Exchange (the “Tokyo Stock Exchange” or “TSE”) will be delisted before the effective date of the Merger.

Furthermore, at a meeting of the Techpoint Board held on January 15, 2025 (JST), the Techpoint Board determined to recommend that Techpoint stockholders approve the Merger Agreement.

Please refer to Section 8 for matters relevant to JDS holders.

1.	Purposes of the Merger

(1) Overview of each Party of the Merger

Techpoint is a fabless semiconductor company that designs, markets and sells mixed-signal integrated circuits for multiple video applications in the security surveillance and automotive markets. Techpoint was originally incorporated as a California corporation in April 2012, and reincorporated as a Delaware corporation in July 2017. Techpoint’s corporate headquarters and primary research and development and operations facilities are in San Jose, California. Techpoint also leases properties in China, Japan, South Korea and Taiwan. As of December 31, 2023, Techpoint employed 102 employees. In September 2017, Techpoint completed its initial public offering of JDS on the Mothers Market (currently, the Growth Market) of the Tokyo Stock Exchange. JDS are a representative security, and each JDS represents one share of common stock of Techpoint (“Techpoint Common Stock”).

We hear that, founded in 2004 as a subsidiary of ASUSTeK Computer Inc., ASMedia became publicly listed on the Taiwan Stock Exchange in 2012 (Stock Code: 5269. TW). We hear that ASMedia specializes in high-speed IC design and development, and has gained mastery of both the front-end and back-end development, including digital logic design, analog design, and software development as well as system development. We hear that, to provide the customers with a better product plan, ASMedia collaborates with teams that have a strong capacity to manufacture products and conduct complete testing. We hear that ASMedia has the ability to research and develop the high-speed physical layer. We hear that ASMedia’s main product lines include high-speed Switch IC, USB, PCIe and SATA controllers. We hear that the major domestic motherboard companies as well as the global OEM companies are all its customers.

We hear that ASMedia is a global leading fabless design company specialized in high-speed interface ICs. We hear that ASMedia’s mission is to empower high-speed connectivity through innovative IC designs, ensuring that ASMedia maintains its technological leadership and remain a trusted partner for its customers. We hear that ASMedia’s comprehensive solutions are purpose-built to enable faster, more stable and compatible connections of input/output (“I/O”) devices. We hear that ASMedia is known for its expertise and capabilities in developing high-quality products that feature state-of-the-art technology, versatile compatibility and comprehensive specifications. We hear that ASMedia’s core competencies lie in researching, developing, designing and selling high-speed interface and device controllers for various data transmission needs. We hear that ASMedia has a proven record of leading recent waves of new specification migrations.

We hear that high-speed interfaces such as USB, PCIe, and SATA are crucial for enabling fast and efficient data transfer across various computing devices and systems. We hear that each of these technologies serves a specific role and caters to different aspects of performance and connectivity in the digital ecosystem. We hear that, in the digitalization era, the rapid proliferation of consumer devices, such as PCs, notebooks and smartphones, has led to exponential growth in data generation, as well as advancements in edge computing, HPC and AI. We hear that, according to IDC, the global datasphere is projected to grow from 23 zettabytes in 2017 to an astonishing 175 zettabytes by 2024. We hear that, to manage this surge in data, enhanced connectivity solutions like USB4.0, which offers speeds up to 40-80Gbps, and PCIe Gen 4, Gen 5 and Gen 6, increasing bandwidth up to 16-64Gb/s, are essential. We hear that these technologies help ensure rapid and reliable data transfer and create greater flexibility of port expansion, which is critical for HPC applications in a range of markets, from edge to cloud, such as the recent AI-driven opportunities.

We hear that ASMedia has focused on R&D relating to I/O solutions since its inception in 2004. We hear that ASMedia introduced its first PCIe Quick Switch chip a year after its founding and continued to lead the innovation over the years, including the world’s first USB 3.1 to SATA controller chip in 2015. We hear that these milestones mark its journey from being Taiwan’s premier innovation house to becoming a world leader in IC solutions. We hear that ASMedia’s R&D efforts are characterized by a multi-prong approach to product design. We hear that ASMedia integrates its extensive portfolio of solutions that support different generations of protocols with the expertise of its highly skilled engineers and an advanced, structured approach to technical design. We hear that this strategy enables ASMedia to effectively respond to the dynamic changes within the semiconductor industry by rolling out state-of-the art new products that are innovative, and offer high performance differentiation. We hear that ASMedia’s end-to-end development capabilities are supported by a dedicated and comprehensive R&D team, with over 80% of its employees involved in R&D related work, covering logic design, analog design, software, validation and system integration capabilities, which remains key to ASMedia’s technological leadership and enables ASMedia to deliver end-to-end solutions to its customers. We hear that ASMedia’s comprehensive product offerings demonstrate superior performance and compatibility. We hear that ASMedia offers a broad spectrum of high-speed interface products and solutions that support all major interface protocols. We hear that ASMedia’s main product lines are USB controllers, PCIe bridge controllers, SATA controllers and high-speed signal switches. We hear that these products include both interface and device controllers. We hear that, in 2023, ASMedia shipped approximately 118 million units of interface and device controllers, serving major customers across global PC and storage brands, OEMs, ODMs and motherboard suppliers. We hear that ASMedia’s products are integral to a wide array of applications in highspeed computing on edge, such as commercial PC, industrial PC, residential communication device, server and storage. Additionally, we hear that ASMedia offers customized ASIC solutions tailored that meet the specific needs of blue-chip customers.

(2) Background of the Merger

The Board of Directors of Techpoint (the “Techpoint Board”), acting independently and with the advice of the executive officers of Techpoint (“Techpoint’s management team”), and in the ordinary course of business, reviews and assesses the operations, financial performance, liquidity, future growth prospects, market perception, and industry conditions of Techpoint in light of the totality of the circumstances, including current and anticipated business and industry trends, regulatory conditions, future growth prospects, the current and expected financing environment, and overall strategic direction of each business segment, in each case, with the goal of maximizing value for its stockholders.

From time to time, the Techpoint Board and Techpoint’s management team have evaluated and considered a variety of potential financial and strategic options to enhance business performance and stockholder value in light of industry developments and changing economic and market conditions. The evaluations have included, among other matters, the consideration, from time to time, of various potential opportunities for business combinations, various equity and debt financing transactions, partnerships, investments, acquisitions, the sale of certain assets, and other financial and strategic alternatives, as compared to the benefits and risks of continued operation as a standalone, publicly traded company, as well as ongoing analysis of Techpoint’s business segments, both on an individual and collective basis and with a focus on both actual performance and market perception.

Techpoint received the following proposals from ASMedia regarding the Merger and continued negotiations with ASMedia.

On September 18, 2024 (PST. Hereinafter, the same applies to dates unless otherwise specified), representatives of ASMedia sent Techpoint a non-binding letter of intent for the acquisition of all outstanding shares of Techpoint for an all-cash transaction to be consummated through a negotiated merger agreement, which provided for a purchase price of between US$16.00 to US$18.00 per share (equivalent to JPY2,253 to JPY2,534 per JDS based on an assumed exchange rate of US$1 to JPY140.79).

On October 17, 2024, a representative of Techpoint notified ASMedia that Techpoint was not willing to move forward in a transaction with ASMedia at that price range and requested that ASMedia consider increasing its offer price.

On October 28, 2024, ASMedia submitted a non-binding letter of intent for the acquisition of all outstanding shares of Techpoint for an all-cash transaction to be consummated through a negotiated merger agreement, which provided for a purchase price of US$19.00 to US$20.00 per share (equivalent to JPY2,889 to JPY3,041 per JDS based on an assumed exchange rate of US$1 to JPY152.04).

On October 31, 2024, the Techpoint Board authorized management to proceed in negotiations with ASMedia and to commence the due diligence process. Also, the Techpoint Board determined not to enter into exclusivity arrangement with ASMedia at this time, but to explore retaining a financial advisor and consider a process to evaluate other potential buyers with the assistance of a financial advisor.

Between November 2 and November 3, 2024, after further discussions and negotiations, Techpoint and ASMedia agreed to proceed to negotiate the acquisition of all outstanding shares of Techpoint for an all-cash transaction to be consummated through a negotiated merger agreement with no exclusivity agreement and a purchase price of US$20.00 per share (equivalent to JPY3,041 per JDS based on an assumed exchange rate of US$1 to JPY152.04).

On November 13, 2024, after the review of qualifications, conflicts and experience of financial advisory firms and the negotiation of an engagement letter with Greenhill & Co., LLC (“Greenhill”), an affiliate of Mizuho Americas LLC (as amended on January 14, 2025 (Eastern Standard Time), the “Greenhill Engagement Letter”), the Techpoint Board, by unanimous written consent, approved the engagement of Greenhill as Techpoint’s exclusive financial advisor in connection with a potential transaction with ASMedia.

Following Greenhill’s retention, Greenhill contacted potential buyers on behalf of Techpoint in connection with a potential transaction with Techpoint but no proposal superior to the transaction contemplated with ASMedia was received. Additionally, from November 26, 2024 to January 14, 2025, several discussions and negotiations were conducted between Techpoint and ASMedia regarding the proposed transaction including the merger agreement.

On January 15, 2025 (JST), the Techpoint Board held a meeting. Representatives of Pillsbury Winthrop Shaw Pittman LLP (“Pillsbury”), Techpoint’s legal advisor, reviewed the principal terms of a merger agreement proposed to be entered into describing, among other items, the deal structure, the recourse available for failure to perform by ASMedia pursuant to the merger agreement, the recourse available if the transaction cannot be consummated due to a failure to obtain certain regulatory approvals or clearances or upon the issuance of an order prohibiting the transaction; the representations and warranties, covenants (including Techpoint’s regulatory obligations and Techpoint’s interim operating covenants and exceptions thereto), Techpoint’s fiduciary out (including that Techpoint could terminate the merger agreement under certain circumstances to pursue a superior proposal and the fee for such termination right), closing conditions, and termination provisions. Questions were asked and answered, and discussion ensued. A representative of Greenhill presented Greenhill’s financial analysis with respect to the Merger Consideration of US$20.00 per share. The Techpoint Board asked questions regarding the financial analysis. Questions were asked and answered, and discussion ensued. Following discussion, at the request of the Techpoint Board, Greenhill orally rendered its opinion to the Techpoint Board (which was subsequently confirmed in writing by delivery of Greenhill’s written opinion addressed to the Techpoint Board dated January 14, 2025 (Eastern Standard Time)), to the effect that, based upon and subject to the assumptions, qualifications, limitations, and other matters considered in connection with the preparation of its opinion, that the Merger Consideration to be paid by ASMedia to the stockholders of Techpoint (other than with respect to (i) holders of shares to be cancelled or converted as set forth in the Merger Agreement and (ii) affiliates of Techpoint) is fair to such holders, from a financial point of view based on and subject to the factors and assumptions described in the written opinion. Questions were asked and answered, and discussion ensued among directors, Pillsbury and Greenhill regarding the merits of potentially entering into the merger agreement with ASMedia as opposed to other alternatives available to Techpoint, such as continuing to operate as a stand-alone company, and other considerations with respect to the Merger, including the following:

•	with respect to continuing to operate as a stand-alone company, the Techpoint Board discussed, among other things, Techpoint’s historic performance and the execution risk of Techpoint’s growth plans;

•	the possibility that the value of US$20.00 per share offered by ASMedia may exceed the long-term value of continuing to operate as a stand-alone company to Techpoint stockholders;

•	the premium of the US$20.00 per share offered by ASMedia;

•	the regulatory termination fees of $12.0 million payable by ASMedia under certain conditions;

•	the reputation and expectation of performance of ASMedia;

•	the recent and anticipated near-term future performance of Techpoint;

•	the alternative transactions that may be available to Techpoint;

•	the Techpoint Board’s belief that the $7.52 million termination fee payable by Techpoint would not foreclose a superior proposal from a third party;

•

the terms of the merger agreement, including the fact that the proposed merger agreement includes flexibility in the event of a superior proposal, including flexibility allowing the Techpoint Board to make a recommendation change and the ability to terminate the agreement and pay a termination fee to accept a superior proposal;

•	managements’ recommendation in favor of the transaction;

•

Greenhill’s opinion that the Merger Consideration to be paid by ASMedia to the stockholders of Techpoint (other than with respect to (i) holders of shares to be cancelled or converted as set forth in the Merger Agreement and (ii) affiliates of Techpoint) is fair to such holders, from a financial point of view based on and subject to the factors and assumptions described in the written opinion; and

•

the fact that each member of the Techpoint Board owns shares and/or equity awards of Techpoint that will be exchanged for consideration in the Merger (on the same terms as all other outstanding shares and equity awards).

Representatives of Pillsbury provided legal counsel and Greenhill provided financial advice to the Techpoint Board with respect to such considerations. After careful review and consideration, the Techpoint Board resolved that the Merger was advisable and in the best interests of Techpoint stockholders and unanimously approved the Merger and the definitive Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, and the other transaction documents.

Following the Techpoint Board’s approval, on January 15, 2025 (JST), the parties executed the Merger Agreement and the other transaction documents.

(3) Recommendation of the Techpoint Board and Reasons for the Merger

In reaching its decision to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger (and as a result of the Merger, delisting of the JDS from the Tokyo Stock Exchange), and the other transaction documents, and recommend that Techpoint stockholders approve the Merger Agreement, the Techpoint Board considered, among other things, the amount of the Merger Consideration offered to Techpoint stockholders in the Merger, the results of operations and prospects of Techpoint, the risks and uncertainties associated with the Merger, and alternatives to the Merger, including continuing on a stand-alone basis.

In the process of reaching its decision, the Techpoint Board consulted with Greenhill, its financial advisor, and Pillsbury and Anderson Mōri & Tomotsune, its legal advisors, and considered certain potential benefits, including:

•

the fact that the Merger Consideration represents a premium of (i) 171% over Techpoint’s closing JDS price of US$7.38 on January 14, 2025 (JST), the business day prior to the meeting of the Techpoint Board during which the Techpoint Board approved the Merger and (ii) 161% over the 90-calendar day volume-weighted average price of Techpoint JDS ending on January 14, 2025 (JST);

•	the fact that the Merger was the result of the Techpoint Board’s thorough review of Techpoint’s standalone growth prospects and opportunities to maximize stockholder value;

•

the fact that the Merger Consideration of US$20.00 per share paid to stockholders, will be paid in cash, and provides near term value and liquidity to Techpoint stockholders, enabling them to realize value for their interest in Techpoint while eliminating business and execution risk inherent in Techpoint’s business;

•

the fact that, pursuant to the Listed Foreign Stock Trust Beneficiary Interest Beneficiary Certificate Issuance Trust Agreement and Agreement regarding Issuer dated August 31, 2017 between Techpoint, Mizuho Securities Co., Ltd. (“Mizuho Securities”, the Initial Settlor under the Trust Agreement), Mitsubishi UFJ Trust and Banking Corporation (“MUTB”), and The Master Trust Bank of Japan, Ltd. (together with MUTB, “Trustees”) (the “Trust Agreement”), which agreement governs the rights of JDS holders, each holder of JDS will receive their distribution of residual assets from the Trustees in accordance with the Trust Agreement and such distributions of residual assets, subject to exchange rates and fees under the Trust Agreement, will be at the same value per share as offered to stockholders of Techpoint.

•

the Techpoint Board’s belief that the value offered to Techpoint stockholders (and as a result of the Trust Agreement, the holders of JDS) pursuant to the Merger is more favorable to Techpoint stockholders (and as a result of the Trust Agreement, the holders of JDS) than the potential value from other alternatives reasonably available to Techpoint, including remaining an independent public company and continuing to list the JDS on the Tokyo Stock Exchange as, in part, the Merger Consideration of US$20.00 per share paid to stockholders, will be paid in cash, and provides near term value and liquidity to Techpoint stockholders, enabling them to realize value for their interest in Techpoint while eliminating business and execution risk inherent in Techpoint’s business;

•

the fact that the Merger Consideration was the result of arm’s-length negotiations, and the fact that representatives of ASMedia informed representatives of Techpoint that the Merger Consideration was the maximum price that ASMedia was willing to pay;

•

the fact that, subject to customary restrictions, pursuant to the Merger Agreement, Techpoint may respond to and negotiate an alternative acquisition proposal from a third party, if such a proposal is determined to be or would reasonably be expected to lead to a superior proposal;

•

the Techpoint Board’s belief that the Techpoint Termination Fee (as defined in “(2) Structure of the Merger” of “2. Overview the Merger” below) of US$7.52 million is reasonable under the circumstances given the size of the Merger and the range of such termination fees in similar transactions and will not preclude or substantially impede a possible superior proposal;

•

the Techpoint Board’s right, under the Merger Agreement, to fail to make, withdraw, qualify, amend, or modify its recommendation that Techpoint stockholders vote to adopt the Merger Agreement under certain circumstances, subject to the terms of the Merger Agreement, including Techpoint’s payment of the Techpoint Termination Fee of US$7.52 million if ASMedia elects to terminate the Merger Agreement in certain of such circumstances;

•

the fact that Techpoint, based upon arm’s-length negotiations, was able to increase the proposed price per share of approximately US$16.00-$18.00 in ASMedia’s first proposal on September 18, 2024, to US$19.00-$20.00 in ASMedia’s proposal on October 28, 2024 after Techpoint’s rejection of the first proposal and to ultimately US$20.00 after further negotiations;

•

the belief of the Techpoint Board that, if the Techpoint Board declined to approve the Merger Agreement and the transactions contemplated thereby, after discussion with Greenhill regarding its views, there likely will not be another opportunity for Techpoint stockholders (and as a result of the Trust Agreement, the holders of JDS) to receive a better or comparably priced offer with a comparable level of closing certainty in the near term;

•	the business reputation and capabilities of ASMedia;

•

the Techpoint Board’s belief that ASMedia has access to the resources needed to complete the Merger and the likelihood that the Merger will be consummated, based upon, among other things, the limited number of conditions to the Merger, including the absence of a financing condition, and the remedies available under the Merger Agreement to Techpoint in the event of any breaches by ASMedia, including specific performance and damages;

•

the financial analysis presented by Greenhill to the Techpoint Board as well as the oral opinion of Greenhill rendered to the Techpoint Board on January 15, 2025 (JST) (which was subsequently confirmed in writing by delivery of Greenhill’s written opinion addressed to the Techpoint Board on January 14, 2025 (Eastern Standard Time)), that, the Merger Consideration to be received by Techpoint stockholders (other than with respect to (i) holders of shares to be cancelled or converted as set forth in the Merger Agreement and (ii) affiliates of Techpoint) in the Merger pursuant to the Merger Agreement was fair to such holders, from a financial point of view, to such holders, as more fully described in “(i) Obtaining a Fairness Opinion from the financial advisor” of (4) “Measures to ensure fairness and avoid conflicts of interest” of 3. “Rationale for merger consideration, etc.” below;

•	Techpoint management’s recommendation in favor of the Merger;

•	the other terms and conditions of the Merger Agreement, including, among others, the following:

•	the customary nature of the representations, warranties, and covenants of Techpoint in the Merger Agreement;

•

the ability of the Techpoint Board, subject to certain limitations, to respond to a bona fide unsolicited acquisition proposal received from a third party prior to obtaining stockholder approval of the Merger Agreement if the Techpoint Board determines in good faith, after consultation with its financial advisor and its outside legal counsel, that the failure to respond would reasonably be expected to be inconsistent with the fiduciary duties of the Techpoint Board under applicable law;

•

the ability of the Techpoint Board, subject to certain limitations, to withdraw or modify its recommendation that stockholders vote in favor of the Merger Agreement in connection with the receipt of a superior proposal or the occurrence of an intervening event, and to terminate the Merger Agreement to accept a superior proposal and enter into a definitive agreement with respect to such superior proposal, subject to payment to ASMedia of a Techpoint Termination Fee of US$7.52 million if the Techpoint Board in good faith (after consultation with its financial and legal advisors) determines that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable law;

•

the fact that, pursuant to the Merger Agreement and subject to certain limitations, Techpoint is entitled to specific performance and other equitable remedies to prevent breaches of the Merger Agreement;

•

the fact that the Merger Agreement provides that, if the Merger is not consummated due to the failure to receive certain regulatory approvals or clearances or upon the issuance of an order prohibiting the Merger due to certain regulatory approvals or clearances, ASMedia agreed to pay Techpoint a ASMedia Termination Fee of US$12.00 million;

•

the fact that the End Date (as defined in “(2) Structure of the Merger” of “2. Overview the Merger” below) under the Merger Agreement is intended to allow for sufficient time to complete the Merger; and

•

the fact that the Merger would be subject to the adoption of the Merger Agreement by a simple majority of the outstanding shares of Techpoint Common Stock held by Techpoint stockholders at the special meeting of Techpoint stockholders (“Special Meeting”) attended by Techpoint stockholders holding a simple majority of the outstanding shares of Techpoint Common Stock, and Techpoint stockholders would be free to reject the Merger by voting against the adoption of the Merger Agreement for any reason, including if a higher offer were to be made prior to the Special Meeting (which would be subject to payment by Techpoint in certain circumstances of a Techpoint Termination Fee of US$7.52 million if Techpoint subsequently were to consummate an alternative acquisition proposal).

The Techpoint Board also considered certain potential risks in its deliberations concerning the Merger (and as a result of the Merger, delisting of the JDS from the Tokyo Stock Exchange), including:

•

the fact that, following the Merger, Techpoint will no longer exist as an independent public company and Techpoint stockholders (and as a result of the Trust Agreement, the holders of JDS) will not participate in any potential future earnings or growth of Techpoint, and will not benefit from any appreciation in its value as a private company;

•

the fact that there can be no assurance that all conditions to the parties’ obligations to consummate the Merger will be satisfied even if the Merger Agreement is adopted by Techpoint stockholders, as well as the risk that ASMedia and Merger Sub may otherwise not have sufficient funds to complete the Merger;

•	the costs expected to be incurred in connection with the Merger (and as a result of the Merger, delisting of the JDS from the Tokyo Stock Exchange);

•	the risk that the Merger may divert management attention and resources away from other strategic opportunities and from operational matters;

•	the risk that failure to complete the Merger could negatively affect the price of Techpoint’s JDS and Techpoint’s future business, financial condition, and operating results;

•

the fact that the time between the signing of the Merger Agreement and the other transaction documents and the closing of the Merger could be an extended period and there would be uncertainty created for Techpoint, its employees, and customers during that period;

•	the risk that Techpoint may be unable to retain key employees;

•	the possibility that certain provisions of the Merger Agreement may dissuade third parties from seeking to acquire Techpoint or otherwise increase the cost of any potential acquisition;

•

the provisions of the Merger Agreement that restrict Techpoint’s ability to solicit or participate in discussions or negotiations regarding alternative acquisition proposals, subject to specified exceptions such as the fiduciary out;

•	the fact that under the Merger Agreement, Techpoint may be required to pay ASMedia a Techpoint Termination Fee of US$7.52 million under certain circumstances;

•

the fact that the announcement and pendency of the transactions contemplated by the Merger Agreement, the failure to complete the Merger, and/or actions or omissions that Techpoint may be required, or ASMedia may be permitted, to take under the Merger Agreement could have an adverse impact on Techpoint’s existing and prospective business relationships with customers, retailers, and other third parties, and on Techpoint’s employees, including the risk that certain key members of Techpoint’s management might choose not to remain employed with Techpoint prior to the completion of the Merger, regardless of whether or not the Merger is completed;

•

that Techpoint, prior to the closing of the Merger, is required to conduct its business in the ordinary course consistent with past practice, subject to certain limitations and exceptions, which could delay or prevent Techpoint from undertaking business opportunities that may arise prior to the closing of the Merger;

•

the risk that the Merger (and as a result of the Merger, delisting of the JDS from the Tokyo Stock Exchange) may not be completed in a timely manner or at all and the potential adverse consequences, including substantial costs that would be incurred and potential damage to Techpoint’s reputation, if the Merger is not completed;

•

the potential for litigation by stockholders in connection with the transactions contemplated by the Merger Agreement, which, even if lacking in merit, could nonetheless result in distraction and expense; and

•

the potential personal interests of directors and executive officers of Techpoint in the Merger and that certain directors and executive officers may ultimately receive benefits that are different from, and in addition to, those of Techpoint stockholders or JDS holders, such as employment with the Surviving Corporation.

As a result of the consideration of the foregoing potential benefits and risks, the Techpoint Board approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger (and as a result of the Merger, delisting of the JDS from the Tokyo Stock Exchange), and the other transaction documents, and determined to recommend that Techpoint stockholders approve the Merger Agreement.

The foregoing discussion of the information and factors considered by the Techpoint Board is not exhaustive, but it includes the material factors considered by the Techpoint Board, including factors that support the Merger (and as a result of the Merger, delisting of the JDS from the Tokyo Stock Exchange) as well as those that weigh against it. In view of the wide variety of factors considered by the Techpoint Board in connection with its evaluation of the Merger and the complexity of these matters, the Techpoint Board did not consider it practical to, nor did it attempt to, quantify, rank, or otherwise assign relative weight to the specific factors that it considered in reaching its decision. Rather, the Techpoint Board based its recommendation on the totality of the information presented to and considered by it. The Techpoint Board evaluated the factors described above with the assistance of Techpoint management and its legal and financial advisors. In considering the factors described above, individual members of the Techpoint Board may have given different weight to other or different factors.

This explanation of the factors considered by the Techpoint Board, and the factors themselves, are in part forward-looking in nature and, therefore, should be read in light of the factors discussed in “Cautionary Statement Concerning Forward-Looking Statements”.

ASMedia plans to use its cash on hand for the payment of the Merger Consideration. Techpoint has been informed by ASMedia that the funds required for the payment of the Merger Consideration are available, and confirmed that the cash and cash equivalent held by ASMedia equal 13,259,256,000 Taiwan dollars (approximately 400 million US dollars) (as of June 30, 2024) based on the Financial Report of ASMedia for the second quarter, which is greater than the aggregate Merger Consideration.

As of January 9, 2025, (i) 18,624,209 Techpoint Common Stock (other than treasury shares) were issued and outstanding, (ii) 389,781 Techpoint Common Stock were subject to outstanding Techpoint Options (as defined in “(2) Structure of the Merger” of “2. Overview the Merger” below), and (iii) 540,950 Techpoint Common Stock were subject to outstanding Techpoint RSUs (as defined in “(2) Structure of the Merger” of “2. Overview the Merger” below). As of December 19, 2024, (i) vested Techpoint Options may be exercised and exchanged for up to 389,781 Techpoint Common Stock in the aggregate, and (ii) 556,488 Techpoint RSUs were outstanding.

Techpoint, ASMedia and certain Techpoint stockholders (“Supporting Stockholders”) entered into voting agreements (the “Voting Agreements”) which contain, among other things, an agreement by such stockholders to vote or cause to be voted all shares of capital stock of Techpoint owned or subsequently acquired by such stockholders (i) for the approval of the Merger and the definitive Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, and the other transaction documents, and (ii) against any alternative proposal to acquire Techpoint or actions that are intended to, or would reasonably be expected to, impede, interfere with or materially and adversely affect the consummation of the Merger. The Voting Agreements automatically terminate upon the earliest of the Effective Time (as defined in “(2) Structure of the Merger” of “2. Overview the Merger” below), the valid termination of the Merger Agreement, a change in recommendation of the Merger by Techpoint, and the date on which any amendment to the Merger Agreement is effected, or any waiver of Techpoint’s rights under the Merger Agreement is granted, in each case, without the Supporting Stockholders’ prior written consent, that (i) diminishes the Merger Consideration to be received by the stockholders of Techpoint or (ii) changes the form in which the Merger Consideration is payable to the stockholders of Techpoint. As of January 9, 2025, up to 5,997,276 Techpoint Common Stock is subject to Voting Agreements, including the following:

Name of Stockholder	Number of Techpoint Common Stock
Fumihiro Kozato (President and Chief Executive Officer and Director of Techpoint) and Masako Kozato	1,818,888
Feng Kuo (Chief Technology Officer and Director of Techpoint)	1,360,000
Fun-Kai Liu (Director of Techpoint)	1,029,500
Akiko Kozato	1,788,888

2.	Overview the Merger

(1)	Schedule of the Merger

Date of resolution at the meeting of the Techpoint Board and execution of the Agreement and Plan of Merger	January 15, 2025 (JST)

Announcement date of the record date for the Special Meeting*1	early-mid March 2025 (estimated)

Record date for the Special Meeting*1	early-mid March 2025 (estimated)

Date of the Special Meeting*1	late April to early May 2025 (estimated)

Delisting date*1	Two business days before the effective date of merger

Effective date of the Merger*1	early May 2025 to early July 2025 (estimated)

End Date*2	October 15, 2025 (if extended, January 15, 2026)

*1	Please note that these dates are subject to change and are only an estimate based on information as of the date hereof. Techpoint will provide further guidance with respect to each schedule.
*2	Either party may terminate the Merger Agreement if the Merger has not been consummated by this date.

Holders of JDS may indirectly exercise voting rights at stockholders’ meeting by submitting instruction documents to the Trustees. Such rights are given to holders of JDS who are identified and notified by Japan Securities Depository Center, Inc. to the Trustees as the holders on the Record Date for Determination of Rights designated by the Trustees. A notice of the stockholders’ meeting and instruction documents for voting will be delivered by the Trustees to each holder of JDS by mail. The schedule is as follows (Techpoint will provide further guidance with respect to each schedule.):

Record Date for Determination of Rights	early-mid March 2025 (estimated)

Dispatch of a notice of the shareholders meeting and instruction documents, etc.	early-mid April 2025 (estimated)

Deadline of submission of instruction documents	late April to early May 2025 (estimated)

Date of termination of trust	Next business day after Delisting date

Date of commencement of delivery residual assets	TBD

Dispatch of Report on Status of Entrusted Assets	TBD

Dispatch of Final Calculation Report	TBD

(2)	Structure of the Merger

(i)	The Merger under the Merger Agreement

a.	Current situation

As of today, there is no capital relationship between Techpoint and ASMedia or Merger Sub.

b.	Consummation of the Merger

Under the Merger Agreement, at the effective time of the Merger (which will occur upon filing of a certificate of merger with the Secretary of State of the State of Delaware) (the “Effective Time”), Merger Sub will merge with and into Techpoint with Techpoint surviving the Merger as a wholly-owned subsidiary of ASMedia (the “Surviving Corporation”).

Each Techpoint Common Stock of Techpoint issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive US$20.00 per share in cash, without interest, subject to any withholding taxes (the “Merger Consideration”). Each Techpoint Common Stock held by Techpoint as treasury stock or held directly by ASMedia or Merger Sub (or any direct or indirect wholly owned subsidiaries of Techpoint, ASMedia or Merger Sub) if applicable, in each case, immediately prior to the Effective Time, will automatically be cancelled and shall cease to exist, and no consideration or payment shall be delivered in exchange for or in respect of such Techpoint Common Stocks.

c.	After the Merger

All outstanding shares of capital stock of Merger Sub held immediately prior to the Effective Time will be converted into and become one share of newly and validly issued, fully paid and non-assessable shares of common stock of the Surviving Corporation and will constitute the only outstanding shares of capital stock of the Surviving Corporation as of immediately after the Effective Time.

Effective as of immediately prior to the Effective Time:

•

Each option to purchase Techpoint Common Stocks that is outstanding immediately prior to the Effective Time (if any) (each a “Techpoint Option”) and is vested as of immediately prior to the Effective Time will automatically be cancelled and be converted into the right to receive (without interest) a lump sum cash payment (less applicable Tax withholdings) equal to the product of (x) the total number of Techpoint Common Stocks underlying the Techpoint Option multiplied by (y) the excess, if any, of the Merger Consideration over the per Techpoint Common Stock exercise price of such Techpoint Option; provided, that, any such Techpoint Option with respect to which the per Techpoint Common Stock exercise price subject thereto is equal to or greater than the Merger Consideration and any unvested Techpoint Options will be canceled effective as of the Effective Time for no consideration.

•

Each restricted stock unit award subject to time-based vesting restrictions that is outstanding under the Techpoint 2012 Stock Incentive Plan and the Techpoint 2017 Stock Incentive Plan (collectively, “Company Equity Plans”) immediately prior to the Effective Time (each, a “Techpoint RSU”), will be converted into an award that entitles the holder thereof, if and when vested, to receive an amount in cash equal to: (x) the total number of Techpoint Common Stocks represented by such Techpoint RSU multiplied by (y) the Merger Consideration, with the same terms and conditions (including the vesting schedule) as applied to such Techpoint RSU.

As of the Effective Time, the Company Equity Plans will be terminated and no further Techpoint Common Stocks, Techpoint Options, Techpoint RSUs, other equity interests in Techpoint, or other rights with respect to Techpoint Common Stocks shall be granted thereunder. After the Effective Time, no such Techpoint Option, Techpoint RSU, equity interest, or other right that was outstanding immediately prior to the Effective Time will remain outstanding and each former holder of any such Techpoint Option, Techpoint RSU, equity interest, or other right will cease to have any rights with respect thereto, except the right to receive the consideration as set forth above.

(ii)	Other major terms of the Merger Agreement

Consummation of the Merger is subject to the satisfaction or waiver of customary closing conditions (collectively, “Closing Conditions”), including: (1) approval by Techpoint stockholders of the Merger Agreement and the transactions contemplated by the Merger Agreement, (2) any applicable statutory waiting period (including any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) relating to the Merger shall have expired or been terminated, (3) required approvals or clearances under Defense Production Act of 1950 (the “DPA”), as amended (“CFIUS Approval”) shall have been obtained, (4) required approvals, authorizations, permits or clearances from the Department of Investment Review, the Ministry of Economic Affairs of Taiwan, under the Statute for Industrial Innovation, the Regulations of Corporate Outbound Investment of, the Act Governing Relations between the People of the Taiwan Area and the Mainland Area, the Permission Rules for Investment or Technical Cooperation in Mainland China (the “Taiwan DIR Approval” and collectively with the expiration or termination of the waiting period under HSR Act and CFIUS Approval, the “Required Regulatory Authorizations”) shall have been obtained, (5) the absence of any final, non-appealable laws or orders by a governmental entity having jurisdiction over any party to the Merger Agreement that make illegal, enjoin, or prohibit consummation of the Merger or the transactions contemplated by the Merger Agreement (each, a “Governmental Prohibition”) and (6) there shall not have occurred or been imposed any Burdensome Condition as a condition of any Required Regulatory Authorizations or any other governmental authorizations in connection with the Merger Agreement and the Merger or as a result of any laws or orders enacted, promulgated, enforced, entered, issued or amended by a governmental entity having jurisdiction over any party to the Merger Agreement.

Assuming the satisfaction of the conditions set forth in the Merger Agreement, Techpoint expects the Merger to close (the “Closing”) by second quarter or early third quarter in 2025.Techpoint has agreed to use its reasonable best efforts to enable the deregistration of the JDS under the Securities Exchange Act of 1934 (the “Exchange Act”) as promptly as practicable, and in any event at least two (2) days prior to the Closing.

The Merger Agreement contains customary representations, warranties, and covenants made by each of Techpoint, ASMedia, and Merger Sub, including, among others, covenants by Techpoint, ASMedia, and Merger Sub regarding the conduct of their respective businesses prior to the earlier of the effective time of the Merger or the termination, if any, of the Merger Agreement.

Upon the terms and subject to the conditions set forth in the Merger Agreement, each of Techpoint, ASMedia, and Merger Sub agreed to, and agreed to cause its subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper, or advisable to consummate and make effective, and to satisfy all conditions to, in an expeditious manner that is reasonably practicable (and in any event no later than the End Date), the Merger, including: (i) the obtaining of all necessary authorizations, waivers, and actions or nonactions from governmental entities and the making of all necessary registrations, filings, and notifications as soon as practicable and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entities; (ii) the obtaining of all necessary consents or waivers from third parties; and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of the Merger Agreement.

The parties further agreed to file the Premerger Notification and Report Form pursuant to the HSR Act in no event later than ten (10) business days after the date of the Merger Agreement (provided that there are no changes in the applicable regulations under the HSR Act prior to the filing pursuant to the HSR Act, in which instances the parties shall use reasonable best efforts to file such Premerger Notification and Report Form as promptly as commercially practicable thereafter.

Techpoint and ASMedia agreed to, as soon as reasonably practicable, file a “draft” joint voluntary notice with respect to the Merger and submitted to the Committee on Foreign Investment in the United States (“CFIUS”) in accordance with the procedures described in 31 C.F.R. Part 800, Subpart E of the CFIUS Notice as contemplated under 31 C.F.R. 800.501(g) (the “CFIUS Notice”). After Techpoint and ASMedia receive confirmation that CFIUS has no further comment to the draft notice, Techpoint and ASMedia agreed to promptly file the CFIUS Notice in accordance with Section 721 of the DPA. The parties agreed that if CFIUS Approval is not obtained within ninety (90) days from the date on which CFIUS formally accepts the CFIUS Notice, the parties will seek to withdraw the filing pursuant to 31 C.F.R. § 800.509 and will re-submit the CFIUS Notice (a “CFIUS Resubmission”), unless the parties mutually consent not to re-submit the CFIUS Notice.

Each of Techpoint, ASMedia, and Merger Sub agreed, as applicable: (1) to provide or cause to be provided as promptly as reasonably practicable to the Department of Investment Review, the Ministry of Economic Affairs of Taiwan information and documents requested by the Department of Investment Review, the Ministry of Economic Affairs of Taiwan or any governmental entity acting in connection therewith as necessary, proper, or advisable to permit consummation of the Merger; and, subject to the terms of the Merger Agreement, use their reasonable best efforts to take such actions as are necessary or advisable to obtain prompt Taiwan DIR Approval, including by promptly (and not later than fifteen (15) business days after the date of the Merger Agreement, unless otherwise agreed by the parties) making any filing required for Taiwan DIR Approval.

Each of Techpoint, ASMedia and Merger Sub agreed to use their reasonable best efforts to oppose any administrative or judicial action or proceeding that is initiated (or threatened to be initiated) challenging the Merger Agreement or the Merger or any order that could restrain, prevent, or delay the consummation of the Merger, including by using reasonable best efforts to offer, propose, negotiate, agree, commit to and effect, by consent decree, hold separate order or otherwise, (A) to sell, license, divest or dispose of or hold separate any assets, intellectual property, businesses or interests of ASMedia, Merger Sub and any of their respective subsidiaries (including, following the closing of the Merger, the Surviving Corporation); (B) to terminate, amend, create or assign any existing relationships, ventures, other arrangements or contractual rights or obligations of ASMedia, Merger Sub and any of their subsidiaries (including, following the closing of the Merger, the Surviving Corporation); (C) to change or modify any course of conduct regarding future operations of ASMedia, Merger Sub or any of their subsidiaries (including, following the closing of the Merger, the Surviving Corporation); (D) otherwise to take any action that would limit or impose restrictions on the freedom of action with respect to, or the ability to retain, operate, manage or own one or more businesses, assets or rights of ASMedia, Merger Sub or any of their subsidiaries (including, following the closing of the Merger, the Surviving Corporation), or interests therein; or (E) to implement any other change or restructuring of ASMedia, Merger Sub and any of their subsidiaries and other actions and non-actions with respect to assets, businesses or interests of ASMedia, Merger Sub or any of their subsidiaries (including, following the closing of the Merger, the Surviving Corporation). However, ASMedia and Merger Sub will not be obligated to agree to, commit to and undertake any condition, commitment or remedy of any kind proposed or amended by any governmental entity having jurisdiction over any party to the Merger Agreement on or after the date of the Merger Agreement, including in each case of (A) through (E) above, that constitutes a condition, limitation, restriction, qualification or circumstance proposed or amended by any governmental entity having jurisdiction over any party to the Merger Agreement on or after the date of the Merger Agreement that would reasonably be expected to result in a material adverse effect on the business, results of operations, financial condition, or assets of Techpoint and its subsidiaries, taken as a whole (including as a result of any anticipated reduction of twenty percent (20%) or more in Techpoint’s annual revenue based on the most recent available financial information of Techpoint as of the date of the Merger Agreement), or a material adverse effect on the business, operations, financial condition or assets of the combined business of ASMedia, Techpoint and their respective subsidiaries, taken as a whole (any such condition, limitation, restriction, qualification or circumstance, a “Burdensome Condition”), in order to obtain any and all Required Regulatory Authorizations.

Except as provided in the Merger Agreement, from the date of the Merger Agreement until the earlier of the effective time of the Merger or the termination, if any, of the Merger Agreement, Techpoint is subject to customary “no-shop” restrictions pursuant to which Techpoint shall not, among other things: (1) directly or indirectly solicit, initiate, or knowingly take any action to facilitate or encourage the submission of any bona fide inquiry, proposal, or offer that constitutes or would reasonably be expected to lead to certain types of acquisition proposals and other related proposals for 20% or more of the assets or outstanding equity of Techpoint (a “Takeover Proposal”); (2) enter into, continue, conduct, or engage in any discussions or negotiations with, disclose any material non-public information to, afford access to the business, properties, assets, books, or records of Techpoint or any of its subsidiaries to, or knowingly assist, participate in, facilitate, or encourage any effort by, any third party relating to a Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a Takeover Proposal; or (3) amend, knowingly fail to enforce or grant any waiver or release under any standstill or similar agreement with respect to any class of equity interests of the Techpoint or any of its subsidiaries. In addition, Techpoint has agreed that, subject to certain exceptions, the Techpoint Board will not fail to make, withhold, withdraw, amend, modify, or materially qualify the Techpoint Board’s recommendation that Techpoint stockholders adopt and approve the Merger Agreement and the transactions contemplated by the Merger Agreement (this and certain other related actions or omissions by the Techpoint Board, a “Company Adverse Recommendation Change”) or enter into a contract relating to any Takeover Proposal. Techpoint has also agreed that it will file with the Securities and Exchange Commission (the “SEC”) a proxy statement in preliminary form relating to the adoption of the Merger Agreement by Techpoint’s stockholders and a stockholder advisory vote regarding certain executive compensation (if required) (the “Proxy Statement”) as soon as reasonably practicable after the date of the Merger Agreement, and will convene and hold a Special Meeting to consider the foregoing as soon as reasonably practicable after the date of the Merger Agreement regardless of whether the Company has made a Company Adverse Recommendation Change if the Merger Agreement is not terminated.

The Merger Agreement may be terminated at any time prior to the closing of the Merger by the mutual written consent of Techpoint, ASMedia, and Merger Sub. In addition, either Techpoint or ASMedia may terminate the Merger Agreement if, among certain other circumstances, (1) the Merger has not been consummated on or before (9)-month anniversary of the Merger Agreement (the “End Date”), provided that if the Merger has not occurred prior to the End Date as a result of any Required Regulatory Authorization not having been obtained, such End Date may be extended by either Techpoint or ASMedia once for a period of three (3) months by written notice to the other party, (2) if any governmental entity having jurisdiction over any party to the Merger Agreement has enacted, issued, promulgated, enforced, or entered a Governmental Prohibition, (3) Techpoint’s stockholders fail to adopt the Merger Agreement at the Special Meeting or (4) CFIUS has informed ASMedia and Techpoint in writing, after reasonable best efforts by ASMedia and Techpoint to negotiate with CFIUS to receive CFIUS Approval, that it has unresolved national security concerns with respect to the Merger and that it will refer or has referred the Merger to the President of the United States of America or (b) if, the parties fail to file a CFIUS Resubmission within the time period requested or permitted by CFIUS (a “CFIUS Turndown”). Techpoint may terminate the Merger Agreement in certain additional limited circumstances, including if, prior to the adoption of the Merger Agreement by Techpoint’s stockholders at the Special Meeting, the Techpoint Board authorizes Techpoint, subject to material compliance with the “no-shop” restrictions in the Merger Agreement, to enter into a contract relating to any superior proposal; provided, that prior to or concurrently with such termination, Techpoint shall have paid a termination fee of US$7.52 million, as discussed further below. ASMedia may terminate the Merger Agreement in certain additional limited circumstances, including if a Company Adverse Recommendation Change has occurred, Techpoint has approved or adopted, or recommended the approval or adoption of, a contract relating to any Takeover Proposal, any applicable governmental entity having jurisdiction over any party to the Merger Agreement has enacted, promulgated, enforced or entered any final and nonappealable law or order that would result in, any Burdensome Condition or shall have informed ASMedia that any Required Regulatory Authorization will be conditioned on the imposition of a Burdensome Condition that ASMedia is unwilling to accept or take after ASMedia uses reasonable best efforts to negotiate with the relevant governmental entity in good faith in accordance with the terms of the Merger Agreement until the End Date unless the Company agrees to a shorter period in writing.

Upon termination of the Merger Agreement under specified limited circumstances, Techpoint will be required to pay ASMedia a termination fee of US$7.52 million. Specifically, this termination fee is payable by Techpoint to ASMedia if (1) ASMedia terminates the Merger Agreement because a Company Adverse Recommendation Change has occurred (including, but not limited to, with respect to certain events, circumstances, changes, occurrences, developments or effects that materially affects the business, assets or operations of Techpoint and that was not known to, nor reasonably foreseeable by, the Techpoint Board as of or prior to the date of the Merger Agreement (or if known, the consequences of which are not known nor reasonably foreseeable or expected by the Techpoint Board as of or prior to the date hereof) or Techpoint has approved or adopted, or recommended the approval or adoption of, a contract relating to any Takeover Proposal, or (2) Techpoint terminates the Merger Agreement because prior to the adoption of the Merger Agreement by Techpoint stockholders at the Special Meeting, the Techpoint Board authorizes Techpoint, subject to material compliance with the “no-shop” restrictions in the Merger Agreement, to enter into a contract relating to any superior proposal.

This termination fee will also be payable by Techpoint to ASMedia in the event that (a) ASMedia terminates the Merger Agreement because Techpoint breached any representation, warranty, covenant, or agreement in the Merger Agreement such that certain conditions to the closing of the Merger would not be satisfied and such breach is incapable of being cured by the End Date or if capable of being cured by the End Date, shall not have been cured prior to a certain prescribed date; or (b) Techpoint or ASMedia terminates the Merger Agreement because (1) the merger has not been consummated on or before the End Date, or (2) Techpoint’s stockholders fail to adopt the Merger Agreement at the Special Meeting; and, in each case (A) prior to the termination, a Takeover Proposal (but, all references in the definition of Takeover Proposal to “twenty percent (20%)” shall be deemed to be references to “fifty percent (50%)” instead) has been publicly disclosed or, with respect to the terminations pursuant to clause (b)(1) or clause (a), otherwise made to Techpoint or the Techpoint Board and (B) within twelve (12) months following the date of such termination, Techpoint has entered into a definitive agreement with respect to, or consummated, the Takeover Proposal from clause (A) or any Takeover Proposal for greater consideration than the aggregate Merger Consideration.

Except in the case of a willful breach of the Merger Agreement or fraud by Techpoint (in which case ASMedia or Merger Sub will be entitled to seek monetary damages, recovery, or award from Techpoint), the parties agreed that ASMedia’s right to receive the termination fee in the circumstances described above shall be the sole and exclusive monetary remedy of ASMedia and Merger Sub against Techpoint, its subsidiaries, and their related parties for all losses and damages suffered as a result of the failure of the transactions contemplated by the Merger Agreement to be consummated or for a breach or failure to perform under the Merger Agreement.

Upon termination of the Merger Agreement under other specified limited circumstances, ASMedia will be required to pay Techpoint a termination fee of US$12.0 million (the “Regulatory Termination Fee”). Specifically, the Regulatory Termination Fee is payable by ASMedia to Techpoint if the Merger Agreement is terminated: (1) by Techpoint or ASMedia because the Merger has not been consummated on or before the End Date and at the time of such termination, the mutual Closing Conditions and the conditions to ASMedia’s and Merger Sub’s obligations to consummate the Merger are satisfied or capable of being satisfied (other than those conditions (X) related to the HSR Act, the Required Regulatory Authorizations, a Governmental Prohibition related to antitrust laws or Required Regulatory Authorizations or a Burdensome Condition, (Y) that by their nature are to be satisfied at the Closing, and (Z) that are not satisfied, in whole or in part, because of actions (or inactions) by ASMedia or any of its affiliates; (2) by Techpoint or ASMedia due to a Governmental Prohibition related to antitrust laws or Required Regulatory Authorizations; (3) by Techpoint or ASMedia due to a CFIUS Turndown; (4) by ASMedia if any applicable governmental entity having jurisdiction over any party to the Merger Agreement has enacted, promulgated, enforced or entered any final and nonappealable law or order that would result in, any Burdensome Condition or shall have informed ASMedia that any Required Regulatory Authorization will be conditioned on the imposition of a Burdensome Condition that ASMedia is unwilling to accept or take after ASMedia uses reasonable best efforts to negotiate with the relevant governmental entity in good faith in accordance with the terms of the Merger Agreement until the End Date unless the Company agrees to a shorter period in writing; or (5) if (a) the conditions to ASMedia’s and Merger Sub’s obligations to consummate the Merger are satisfied or capable of being satisfied (other than those conditions that by their nature are to be satisfied at the Closing), (b) Techpoint has indicated in writing to ASMedia that Techpoint is ready, willing and able to consummate the Merger, (c) ASMedia and Merger Sub fail to consummate the Merger within four business days following the date on which the Closing should have occurred pursuant to the Merger Agreement (or, if the End Date falls within such four-business day period, by the End Date) and (d) during such four-business day period (or, if the End Date falls within such four-business day period, during the period between the date on which the Closing should have occurred pursuant to the Merger Agreement and the End Date), Techpoint stood ready, willing and able to consummate the Merger and the other transactions contemplated by the Merger Agreement.

Except in the case of a willful breach of the Merger Agreement or fraud by ASMedia or Merger Sub (in which case Techpoint will be entitled to seek monetary damages, recovery, or award from ASMedia or Merger Sub), the parties agree that Techpoint’s right to receive the Regulatory Termination Fee shall be the sole and exclusive monetary remedy of Techpoint against ASMedia and Merger Sub and their related parties for all losses and damages suffered as a result of a claims arising out of the process to obtain any of the Required Regulatory Authorizations or other governmental authorizations.

Except for the treatment of fees and expenses following the termination of the Merger Agreement as expressly set forth in the Merger Agreement, (i) all expenses relating to any filing fees required to be paid by the parties in connection with any registrations, filings, and notifications relating to the Required Regulatory Authorizations other than Taiwan DIR Approval will be equally paid in half by each of ASMedia and Techpoint, (ii) all expenses relating to Taiwan DIR Approval will be solely paid by ASMedia, (iii) all expenses relating to the printing and mailing costs or SEC filing fees or expenses for the Proxy Statement will be equally paid in half by each of ASMedia and Techpoint and (iv) any other expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such expenses.

The Merger Agreement also provides that the parties to the Merger Agreement may specifically enforce the performance of the terms and provisions of the Merger Agreement, in addition to any other remedy to which they are entitled at law or in equity. Except as set forth in the Merger Agreement, Techpoint may concurrently seek specific performance or other equitable relief subject to the terms of the Merger Agreement and payment of the termination fee by ASMedia or other monetary damages, remedy, or award. Techpoint also has the right to an injunction, specific performance, or other equitable remedies in connection with enforcing ASMedia’s and Merger Sub’s obligations to consummate the Merger.

The Merger Agreement and all claims and causes of action arising in connection therewith will be governed by, and construed in accordance with, the laws of the State of Delaware. Techpoint, ASMedia, and Merger Sub agreed to the exclusive jurisdiction of the Delaware Court of Chancery or any federal court sitting in the State of Delaware in any legal proceeding arising out of or relating to the Merger Agreement or the transactions contemplated thereby, including the Merger.

The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement.

The Merger Agreement contains representations and warranties by each of Techpoint, ASMedia, and Merger Sub. These representations and warranties were made solely for the benefit of the parties to the Merger Agreement and:

•	should not be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	may have been qualified in the Merger Agreement by disclosures that were made to the other party in connection with the negotiation of the Merger Agreement;

•	may apply contractual standards of “materiality” that are different from “materiality” under applicable securities laws; and

•	were made only as of the date of the Merger Agreement or such other date or dates as may be specified in the Merger Agreement.

(iii)	About appraisal rights in connection with the Merger

Under Delaware law, holders of shares of Techpoint Common Stock and beneficial owners are entitled to appraisal rights in connection with the Merger, provided that such holders meet all of the conditions set forth in Section 262 of the Delaware General Corporation Law (the “DGCL”) and certain conditions described therein are met. Pursuant to Section 262 of the DGCL, holders of shares of Techpoint Common Stock and beneficial owners who comply with the applicable requirements of Section 262 of the DGCL will have the right to seek appraisal of the fair value of such shares as determined by the Delaware Court of Chancery if the Merger is completed. Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the effective time through the date the judgment is paid at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period; provided, however, that at any time before the Delaware Court of Chancery enters judgment in the appraisal proceeding, the surviving entity may pay to each stockholder entitled to appraisal an amount in cash, in which case any such interest will accrue after the time of such payment only on the amount that equals the sum of (1) the difference, if any, between the amount so paid and the “fair value” of the shares of Techpoint Common Stock as determined by the Delaware Court of Chancery and (2) interest theretofore accrued, unless paid at such time. The Surviving Corporation is under no obligation to make such voluntary cash payment before such entry of judgment. In addition, it is possible that the fair value as determined by the Delaware Court of Chancery may be more or less than, or the same as, the value of Merger Consideration received by holders of Techpoint Common Stock in connection with the Merger. Holders of Techpoint Common Stock and beneficial owners electing to exercise appraisal rights must comply with the procedures set forth in Section 262 of the DGCL in order to demand and perfect their rights. Any holder of Techpoint Common Stock or beneficial owner wishing to preserve their rights to appraisal must make a demand for appraisal as described below.

The Trustees are the holders of record of the shares of Techpoint Common Stock as of the date of this press release. Accordingly, holders of JDS who would like to exercise appraisal rights with respect to Techpoint Common Stock need to exchange JDS held by them to the underlying Techpoint Common Stock and exercise appraisal rights themselves. Please see below the process to exchange JDS to the underlying Techpoint Common Stock.

The foregoing summary is not intended to be a complete statement of the procedures for exercising appraisal rights under Section 262 of the DGCL and is qualified in its entirety by reference to the full text of Section 262 of the DGCL.

Exchange of JDS to Underlying Techpoint Common Stocks

Holders of JDS may exchange and convert all or part of their JDS, for the corresponding amount of the underlying Techpoint Common Stocks, based on the number of units according to the Beneficiary Interest Vesting Rate, through Mizuho Securities as long as the JDS are listed on the Tokyo Stock Exchange (except for the period the Trustees designate on their websites). After such exchange, holders of JDS will be the shareholders of Techpoint and may exercise rights of the shareholders including appraisal rights. Since a gain or loss on transfer is recognized at the time of the exchange, there is a possibility that tax will be imposed upon exchange.

However, following restrictions are applicable to the exchange of JDS to underlying Techpoint Common Stocks. First, the exchange of JDS is deemed to have been applied to the extent the number of units of the Techpoint Techpoint Common Stocks that corresponds to the number of units of JDS is a whole number, in cases where the number is not a whole number. Second, the exchange will not be processed if Mizuho Securities or the holder of JDS are not able to receive the underlying Techpoint Common Stocks to be delivered due to constraints of the laws or any practical reasons. Third, the exchange will not be processed if the payment of the fee that shall be borne by holders of JDS (JPY 5,000 per one-time, per holder of JDS) and the consumption taxes thereon, etc., are not confirmed and other cases provided in the Trust Agreement and the case where the Trustees deem it necessary or helpful.

(3)	Merger consideration

Under the Merger Agreement, at the Effective Time:

•	Each Techpoint Common Stock will be converted into the Merger Consideration.

Effective as of immediately prior to the Effective Time:

•

Each vested Techpoint Option as of immediately prior to the Effective Time will automatically be cancelled and be converted into the right to receive (without interest) a lump sum cash payment (less applicable Tax withholdings) equal to the product of (x) the total number of Techpoint Common Stocks underlying the Techpoint Option multiplied by (y) the excess, if any, of the Merger Consideration over the per Techpoint Common Stock exercise price of such Techpoint Option; provided, that, any such Techpoint Option with respect to which the per Techpoint Common Stock exercise price subject thereto is equal to or greater than the Merger Consideration and any unvested Techpoint Options will be canceled effective as of the Effective Time for no consideration.

•

Each Techpoint RSU will be converted into an award that entitles the holder thereof, if and when vested, to receive an amount in cash equal to: (x) the total number of Techpoint Common Stocks represented by such Techpoint RSU multiplied by (y) the Merger Consideration, with the same terms and conditions (including the vesting schedule) as applied to such Techpoint RSU.

Please see below the distributions to holders of JDS:

•

At the Effective Time, since the Techpoint Common Stocks held by the Trustees will be converted into the Merger Consideration, the Trustees will receive the Merger Consideration. In addition, the Trust Agreement shall terminate upon delisting of JDS from the Tokyo Stock Exchange (Article 66, Item 1 of the Trust Agreement), and the Trustees will then commence the liquidation process of the trust established by the Trust Agreement (Article 68 of the Trust Agreement). During the liquidation process of the trust, the Trustees will convert the Merger Consideration they receive into Japanese Yen and deliver to holders of JDS such amount less the fee (a maximum of 1 yen plus any fractions less than 1 yen arising in the calculation process, per unit of JDS) and an amount equivalent to withholding taxes and consumption taxes imposed thereon and the trust expenses (if any) (Article 69, Paragraphs 1 and 3 of the Trust Agreement) as residual assets.

•

The timing of the delivery of the residual assets has not been determined. The method for receiving the residual assets depends on the “method for receiving dividends” designated for each JDS holder. Please confirm the “method for receiving dividends” registered with your securities company and follow the table below. Please note that if you change the method for receiving dividends in order to change the method for receiving residual assets, the method for receiving dividends for issues other than JDS you hold will be changed as well.

Method for receiving dividends	Method for receiving delivery of residual assets of JDS
Pro rata distribution by number of shares	MUTB or Japan Post will mail a receipt (or a payout certificate) to a JDS holder, so please bring it to Japan Post Bank or a post office to receive the delivery of the residual assets.
Dividend receipt method

Registered dividend receipt account method	MUTB will transfer money to the account of the securities company designated by a JDS holder.

Individual issue designation method	MUTB will transfer money to the account of the securities company designated by a JDS holder for each individual issue.

•	The treatment of taxation at the time of delivery of the residual assets depends on the classification of the JDS holder as shown in the table below.

Classification	Income	Tax
Resident Non-resident (with permanent establishment in Japan)	Capital gains	No tax is withheld at source, so a tax return is required. (Reference article: Article 37-10, paragraph 4 of the Act on Special Measures concerning Taxation)

Domestic corporation Foreign corporation (with permanent establishment in Japan)	Dividend income	Tax free and not withheld at source. (Reference article: Article 9-4-2, paragraph 1 of the Act on Special Measures concerning Taxation)

Non-resident (with no permanent establishment in Japan) Foreign corporation (with no permanent establishment in Japan)	Dividend income	A difference with the average trust money* constitutes dividend income and will be withheld at source.

*

The amount obtained by dividing the amount entrusted at the time of termination of the trust by the total number of units of JDS (beneficial interests). Please note that this is recorded at a price per share obtained by dividing the amount of shareholders’ equity by the number of issued shares (US$4.44 as of September 30, 2024), which is lower than the market price as of today.

•	NISA

If an individual JDS holder in Japan holds JDS in a NISA account, and capital gains are generated when receiving delivery of the residual assets for JDS, the capital gains will not be eligible for NISA and a tax return will be required to be filed.

If the JDS is not held until the end of the trust period but is sold on the market through a securities company by the final trading day of the Tokyo Stock Exchange (TBD), the JDS will be eligible for NISA.

•	Aggregation of profits and losses in specified accounts (subject to withholding)

Even if a domestic individual JDS holder holds JDS in a specified account, it is not possible to aggregate profits and losses with other capital gains and losses. For the residual assets of JDS, it is necessary to file a tax return as capital gains of general stocks, etc.

If the JDS is not held until the end of the trust period but is sold on the market through a securities company by the final trading day of the Tokyo Stock Exchange (TBD), the profits and losses may be aggregated with other capital gains and losses.

We do not guarantee any tax treatment. For more information, please contact your tax accountant or securities company.

3.	Rationale for merger consideration, etc.

(1)	Rationale for merger consideration

Additionally, on January 15, 2025 (JST), Techpoint received the Fairness Opinion from Greenhill in writing to the effect that the Merger Consideration to be paid by ASMedia to the stockholders of Techpoint (other than with respect to (i) holders of shares to be cancelled or converted as set forth in the Merger Agreement and (ii) affiliates of Techpoint) is fair to such holders, from a financial point of view based on and subject to the factors and assumptions described in the written opinion.

After referencing the financial analyses of the Merger Consideration provided by Greenhill and Techpoint’s management team and as a result of Techpoint’s careful and repeated negotiations and discussions, comprehensive consideration about financial situations, asset status, future prospects, the Fairness Opinion and other factors noted in “Recommendation of the Techpoint Board and Reasons for the Merger” of 1. “Backgrounds and Purposes of the Merger” above, the Techpoint Board approved the Merger Consideration at the meeting of the Techpoint Board held January 15, 2025 (JST).

(2)	Valuation

On November 13, 2024, after the review of qualifications, conflicts and experience of financial advisory firms and the negotiation of the Greenhill Engagement Letter, the Techpoint Board, by unanimous written consent, approved the engagement of Greenhill as Techpoint’s exclusive financial advisor in connection with evaluating a potential transaction with ASMedia. On December 19, 2024, the Techpoint Board reviewed Greenhill’s provided conflict disclosures and affirmed that the disclosed relationships between Greenhill and ASMedia did not rise to the level of presenting a conflict of interest for Greenhill with respect to ASMedia, such that Greenhill could continue to serve as the exclusive financial advisor to Techpoint. On January 14, 2025, the Techpoint Board reviewed Greenhill’s updated conflict disclosures and reaffirmed that the disclosed relationships between Greenhill and ASMedia did not rise to the level of presenting a conflict of interest for Greenhill with respect to ASMedia, such that Greenhill could continue to serve as the exclusive financial advisor to Techpoint.

For the financial analysis presented by Greenhill to the Techpoint Board, please refer to “Summary of Greenhill’s Financial Analysis” of “(i) Obtaining a Fairness Opinion from the financial advisor” of (4) “Measures to ensure fairness and avoid conflicts of interest” below.

(3)	Prospect and reason for delisting

(i)	Delisting

As of today, the JDS is listed on the Growth Market of the Tokyo Stock Exchange, but as a result of the Merger, it will meet the criteria for delisting of the Tokyo Stock Exchange, and it is scheduled to be delisted after going through the prescribed procedures. After delisting, the JDS will no longer be able to be traded on the Growth Market of the Tokyo Stock Exchange.

(ii)	Reasons for the aim of delisting

In reaching its decision to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger (and as a result of the Merger, delisting of the JDS from the Tokyo Stock Exchange), and the other transaction documents, and recommend that Techpoint stockholders approve the Merger Agreement, the Techpoint Board considered, among other things, the amount of the Merger Consideration offered to Techpoint stockholders in the Merger, the results of operations and prospects of Techpoint, the alternatives to the Merger, the risks and uncertainties associated with the Merger, and alternatives to the Merger, including continuing on a stand-alone basis.

In the process of reaching its decision, the Techpoint Board consulted with Techpoint’s financial and legal advisors and considered the factors described in “Recommendation of the Techpoint Board and Reasons for the Merger” of 1. “Backgrounds and Purposes of the Merger” above as generally supporting its decision to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger (and as a result of the Merger, delisting of the JDS from the Tokyo Stock Exchange), and the other transaction documents, and recommend that Techpoint stockholders approve the Merger Agreement.

(iii)	Impact on JDS holders and approach to such impact

As described in “(i) Delisting” above, JDS will no longer be able to be traded on the Growth Market of the Tokyo Stock Exchange after the delisting. However, we believe that we are giving due consideration to the impact on JDS holders, in light of the fact that, as described in “(3) Merger consolidation” in “2. Overview the Merger” above, an amount calculated based on the Merger Consideration is expected to be delivered as residual assets to the holders of JDS as their consideration for JDS and that the Merger Consideration has been calculated based on the fair process described in “(2) Valuation” above.

(4)	Measures to ensure fairness and avoid conflicts of interest

The following measures have been implemented in order to take extra precautions to ensure fairness of the Merger:

(i)	Obtaining a Fairness Opinion from the financial advisor

Pursuant to an engagement letter between Techpoint and Greenhill, Techpoint retained Greenhill as its financial advisor in connection with evaluating the Merger. At the meeting of the Techpoint Board on January 15, 2025 (JST), Greenhill rendered its oral opinion to the Techpoint Board that, as of such date and based upon and subject to the assumptions made, procedures followed, and matters considered by Greenhill in preparing its opinion, the $20.00 in cash per share of Techpoint Common Stock to be paid to the Techpoint stockholders (other than with respect to (i) holders of shares to be cancelled or converted as set forth in the Merger Agreement and (ii) affiliates of Techpoint) was fair, from a financial point of view, to such stockholders. Greenhill has confirmed its January 15, 2025 (JST) oral opinion by delivering its written opinion to the Techpoint Board, dated January 14, 2025 (Eastern Standard Time), that, as of such date, the $20.00 in cash per share of Techpoint Common Stock to be paid to the Techpoint stockholders (other than with respect to (i) holders of shares to be cancelled or converted as set forth in the Merger Agreement and (ii) affiliates of Techpoint) pursuant the Merger Agreement was fair, from a financial point of view, to such stockholders.

The summary of the opinion of Greenhill set forth here is subject to the full text of the written fairness opinion of Greenhill, dated January 14, 2025 (Eastern Standard Time), which will be attached to the proxy statement to be filed with the SEC, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken. The summary of the opinion of Greenhill set forth here is qualified in its entirety by reference to the full text of such opinion. The Techpoint stockholders are encouraged to read the opinion carefully and in its entirety.

Greenhill’s written opinion was addressed to the Techpoint Board (in its capacity as such) in connection with and for the purposes of its evaluation of the Merger, was directed only to fairness from a financial point of view to the Techpoint stockholders (other than with respect to (i) holders of shares to be cancelled or converted as set forth in the Merger Agreement and (ii) affiliates of Techpoint) of $20.00 in cash per share of Techpoint Common Stock and did not address any other aspect of the Merger. Greenhill expressed no opinion as to the fairness of the consideration to the holders of any other class of securities, creditors or other constituencies of Techpoint or as to the underlying decision by Techpoint to engage in the Merger. Greenhill’s opinion was approved by its internal fairness opinion committee. The opinion does not constitute a recommendation to any Techpoint stockholder as to how such stockholder should vote with respect to the Merger or any other matter.

In arriving at its opinion, Greenhill, among other things:

•	reviewed the Merger Agreement and certain related documents;

•	reviewed certain publicly available financial statements of Techpoint;

•	reviewed certain other publicly available business and financial information relating to Techpoint;

•

reviewed certain information, including financial forecasts and other financial and operating data, concerning Techpoint supplied to or discussed with Greenhill by the management of Techpoint, including relevant financial forecasts relating to Techpoint as prepared by the management of Techpoint and approved for Greenhill’s use by the Techpoint Board (the “Forecasts”);

•	discussed the past and present operations and financial condition and the prospects of Techpoint with senior executives of Techpoint;

•	reviewed the historical market prices and trading activity for Techpoint Common Stock and analyzed its implied valuation multiples;

•

compared the consideration comprised of $20.00 in cash per share with values for Techpoint Common Stock derived based on the financial terms, to the extent publicly available, of certain transactions that Greenhill deemed relevant;

•

compared $20.00 in cash per share of Techpoint Common Stock with values for Techpoint Common Stock derived based on certain financial information and trading valuations of certain publicly traded companies that Greenhill deemed relevant;

•

compared $20.00 in cash per share of Techpoint Common Stock to present values for Techpoint Common Stock derived by discounting future cash flows and a terminal value for Techpoint at discount rates Greenhill deemed appropriate; and

•	performed such other analyses and considered such other factors as Greenhill deemed appropriate.

In giving its opinion, Greenhill assumed and relied upon, without independent verification, the accuracy and completeness of the information and data publicly available, supplied or otherwise made available to, or reviewed by or discussed with, Greenhill by Techpoint management. With respect to the Forecasts, Greenhill assumed that they were reasonably prepared on a basis reflecting the best currently available estimates and good-faith judgments of Techpoint management, and Greenhill relied upon the Forecasts in arriving at Greenhill’s opinion. Greenhill expressed no opinion with respect to the Forecasts or the assumptions upon which they are based. Greenhill did not make any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Techpoint, nor was Greenhill furnished with any such evaluation or appraisal. Greenhill assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, and without waiver or modification of any terms or conditions the effect of which would be in any way meaningful to Greenhill’s analysis. Greenhill further assumed that all governmental, regulatory and other consents and approvals necessary for the consummation of the Merger will be obtained without any effect on Techpoint or the Merger in any way meaningful to its analysis. Greenhill is not a legal, regulatory, accounting or tax expert and relied on the assessments made by Techpoint and

ASMedia and their respective advisors with respect to such issues. Greenhill’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Greenhill as of the date of its opinion. It should be understood that subsequent developments may affect Greenhill’s opinion, and Greenhill does not have any obligation to update, revise or reaffirm its opinion.

The Forecasts were prepared by Techpoint management and approved by the Techpoint Board. The Forecasts are not based on the assumption that the Merger will be completed. Techpoint does not publicly disclose internal long-term forecasts or projections of the type provided to Greenhill in connection with Greenhill’s analysis of the Merger, and such forecasts and projections were not prepared with a view toward public disclosure. The Forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Techpoint management, including, without limitation, the effect of regulatory, political and macroeconomic factors which are inherently difficult to project. Accordingly, actual results could vary significantly from those set forth in such projections.

Greenhill’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to Greenhill as of, the date of such opinion. Greenhill’s opinion noted that subsequent developments may affect Greenhill’s opinion and that Greenhill does not have any obligation to update, revise or reaffirm such opinion. Greenhill’s opinion was limited to the fairness, from a financial point of view, of the $20.00 in cash per share of Techpoint Common Stock to be paid to Techpoint’s common stockholders (other than with respect to (i) holders of shares to be cancelled or converted as set forth in the Merger Agreement and (ii) affiliates of Techpoint) in the Merger, and Greenhill expressed no opinion as to the fairness of any consideration to the holders of any other class of securities, creditors or other constituencies of Techpoint or the underlying decision by Techpoint to engage in the Merger. Furthermore, Greenhill expressed no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of any party to the Merger, or any class of such persons relative to the $20.00 in cash per share of Techpoint Common Stock in the Merger or with respect to the fairness of any such compensation. Greenhill expressed no opinion with respect to the amount or nature of any fees charged to the holders of JDS in connection with receipt of their distribution of residual assets pursuant to the Trust Agreement. Greenhill has not taken any such charges into account in its analysis. Greenhill expressed no opinion as to the price at which Techpoint Common Stock will trade at any future time.

The terms of the Merger Agreement were determined through arm’s-length negotiations between Techpoint and ASMedia, and the decision to enter into the Merger Agreement was solely that of the Techpoint Board. The opinion and financial analyses were only one of the many factors considered by the Techpoint Board in its evaluation of the Merger and should not be viewed as determinative of the views of the Techpoint Board or management of Techpoint with respect to the Merger or the consideration to be paid in the Merger. Greenhill did not recommend any specific amount of consideration to the Techpoint Board or that any specific amount of consideration constituted the only appropriate consideration to be paid in the Merger.

In accordance with customary investment banking practice, Greenhill employed generally accepted valuation methodology in rendering its opinion to the Techpoint Board on January 14, 2025 (Eastern Standard Time) and in the presentation delivered to the Techpoint Board on such date. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by Greenhill, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Greenhill’s analyses.

Summary of Greenhill’s Financial Analysis

Peer Trading Multiples. Using publicly available information, Greenhill compared selected financial data of Techpoint with similar data for selected publicly traded companies engaged in businesses which Greenhill judged to be sufficiently analogous to Techpoint. The companies selected by Greenhill were:

•	NXP Semiconductors N.V. (“NXP”)

•	Infineon Technologies AG (“Infineon”)

•	On Semiconductor Corporation (“Onsemi”)

•	Renesas Electronics Corporation (“Renesas”)

•	STMicroelectronics N.V (“STMicro”)

•	Allegro Microsystems, Inc. (“Allegro”)

•	Melexis NV (“Melexis”)

•	Elmos Semiconductor SE (“Elmos”)

•	Indie Semiconductor, Inc. (“Indie”)

These companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of Greenhill’s analysis, may be considered sufficiently similar to those of Techpoint based on business sector participation, operational characteristics and financial metrics. None of the selected companies reviewed is identical to Techpoint. Certain of these companies may have characteristics that are materially different from those of Techpoint, including the fact that Techpoint is one of only a few companies for which its publicly traded securities are solely JDS listed on the TSE. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies differently than they would affect Techpoint.

Using information obtained from the selected companies’ public filings and FactSet Research Systems as of January 14, 2025, Greenhill calculated for each selected company the ratio of such company’s enterprise value (calculated as the market value of the applicable company’s common stock on a fully diluted basis, plus any debt, minority interest and capitalized leases, less cash and cash equivalents) to (i) such company’s estimated 2024 and 2025 EBITDA (from the consensus equity research analyst estimate for such company’s earnings before interest, taxes, depreciation and amortization), which Greenhill refers to as the 2024E EV/EBITDA and 2025E EV/EBITDA, and (ii) such company’s estimated 2024 and 2025 revenue (from the consensus equity research analyst estimate for such company’s revenue), which Greenhill refers to as the 2024E EV/Revenue and 2025E EV/Revenue. Greenhill also calculated for each selected company the ratio of such company’s share price to its estimated 2024 and 2025 earnings per share (from the consensus equity research analyst estimate for such company’s earnings per share), which Greenhill refers to as the 2024E P/E and 2025E P/E. The following table represents the results of this analysis:

Selected Company	2024E EV/EBITDA	2025E EV/EBITDA	2024E EV/Revenue	2025E EV/Revenue	2024E P/E	2025E P/E
NXP	12.6x	13.4x	4.9x	5.0x	16.2x	16.7x
Infineon	9.3x	10x	3.0x	3.0x	18.1x	20.0x
Onsemi	10.2x	10.2x	3.7x	3.6x	13.8x	13.2x
Renesas	10.2x	10.2x	3.6x	3.5x	10.9x	11.8x
STMicro	5.6x	6.2x	1.4x	1.5x	14.8x	18.8x
Allegro	25.5x	25.6x	5.7x	5.6x	43.2x	44.4x
Melexis	9.1x	10.1x	2.7x	2.8x	13.0x	14.8x
Elmos	6.7x	6.6x	2.1x	2.1x	13.3x	12.9x
Indie	NM	NM	4.6x	3.3x	NM	NM

*	Note: Multiples lesser than 0 or greater than 50.0x are considered not meaningful and are denoted as NM.

Based on the results of this analysis and other factors that Greenhill considered appropriate in its professional judgment (including excluding from its analysis multiples outside the 25th to 75th percentile range for each category), Greenhill selected (i) a 2024E EV/EBITDA multiple reference range of 7.3x – 12x, (ii) a 2025E EV/EBITDA multiple reference range of 7.4x – 12.6x, (iii) a 2024E EV/Revenue multiple reference range of 2.4x – 4.8x, (iv) a 2025E EV/Revenue multiple reference range of 2.4x – 4.3x, (v) a 2024E P/E multiple reference range of 13.1x – 17.6x, and (vi) a 2025E P/E multiple reference range of 13x – 19.7x. After applying such ranges to the 2024 financial data of Techpoint and the Forecasts, Greenhill arrived at the following implied per share equity values:

2024E EV/EBITDA	$11.58 -$16.61
2025E EV/EBITDA	$12.97 -$19.33
2024E EV/Revenue	$12.47 -$21.03
2025E EV/Revenue	$14.28 -$22.18
2024E P/E	$13.13 -$17.68
2025E P/E	$13.90 -$21.15

The above ranges were compared to (i) the unaffected closing price per share of Techpoint common stock of $7.38 as of January 14, 2025 and (ii) $20.00 in cash per share of Techpoint common stock.

Precedent Transaction Multiples Analysis. Using publicly available information, Greenhill examined selected transactions involving companies which Greenhill judged to be sufficiently analogous to the business of Techpoint or aspects thereof. For each of the selected transactions, Greenhill calculated the ratio of the enterprise value of the target company in such transaction to (i) the last-twelve-months’ revenue of such target company, which Greenhill refers to as EV/LTM Revenue, (ii) the next-twelve-months’ revenue of such target company (from the consensus equity research analyst estimate for such target company’s revenue), which Greenhill refers to as EV/NTM Revenue and (iii) the last-twelve-months’ EBITDA, which Greenhill refers to as EV/LTM EBITDA. The transactions considered are as follows:

Announced	Target	Acquiror	EV/LTM Revenue	EV/NTM Revenue	EV/LTM EBITDA
February 2023	GEO Semiconductor Inc.	Indie	NA	4.5x	NA
August 2021	DSP Group	Synaptics Incorporated (“Synaptics”)	3.8x	3.3x	NM
April 2021	Silicon Laboratories Inc.	Skyworks Solutions, Inc.	7.0x	6.8x	15.1x
July 2020	Display Link Corporation	Synaptics	3.2x	NA	9.8x
February 2020	Adesto Technologies Corporation	Dialog Semiconductor Plc (“Dialog”)	4.2x	3.6x	NM
March 2018	Infineon	Cree, Inc.	NA	3.7x	NA
October 2017	Silego Technology Inc.	Dialog	3.5x	NA	NA
August 2017	IXYS Corporation	Littlelfuse, Inc.	2.0x	NA	13.5x
June 2017	Conexant Systems, Inc.	Synaptics	3.1x	NA	16.7x
March 2017	Exar Corporation	MaxLinear, Inc.	4.0x	3.8x	23.5x

*	Note: NM is used when multiples are greater than 50x or where financial data is limited or unreliable. NA is used when financial data is unavailable.

None of the selected transactions reviewed was identical to the Merger. Certain of these transactions may have characteristics that are materially different from those of the Merger. However, the transactions selected were chosen because the participants in and certain other aspects of the transactions, for purposes of Greenhill’s analysis, may be considered similar to the participants in and aspects of the Merger. The analyses necessarily involved complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the transactions differently than they would affect the Merger.

Based on the results of this analysis and other factors that Greenhill considered appropriate in its professional judgment (including excluding from its analysis multiples outside the 25th to 75th percentile range for each category), Greenhill selected (i) a EV/LTM Revenue multiple reference range of 3.1x– 4.2x, (ii) a EV/NTM Revenue multiple reference range of 3.6x – 5.1x, and (iii) a EV/LTM EBITDA multiple reference range of 11.7x – 20.1x. After applying such ranges to the 2024 financial data of Techpoint and the Forecasts, Greenhill arrived at the following implied per share equity values:

EV/LTM Revenue	$15.05 - $18.79
EV/NTM Revenue	$19.11 - $25.61
EV/LTM EBITDA	$16.29 - $25.35

Discounted Cash Flow Analysis. Greenhill conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share for Techpoint common stock. A discounted cash flow analysis is a method of evaluating an asset using estimates of the future cash flows generated by the asset and taking into consideration the time value of money with respect to those cash flows by calculating the current value of the cash flows generated by the asset, which we refer to as the present value and which is obtained by discounting those cash flows back to the present using a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital and other appropriate factors. The present value of all future cash flows generated by the asset for periods beyond the projections period is referred to as terminal value.

For purposes of its discounted cash flow analysis, Greenhill defined unlevered free cash flow as adjusted earnings before interest, taxes, depreciation and amortization, adjusted for depreciation and amortization, equity award-based compensation, estimated taxes, working capital changes, and capital expenditures.

Utilizing the Forecasts, Greenhill calculated the net present value of projected unlevered free cash flows for Techpoint’s fiscal years 2025 through 2029 and calculated terminal value using perpetuity growth rates between 3% and 5%, selected by Greenhill based on its professional judgement. These values were then discounted to present values as of December 31, 2024 at discount rates ranging from 15.1% to 17.1%, which were selected based upon an analysis of Techpoint’s estimated weighted average cost of capital. This analysis resulted in implied per share values for the common stock ranging from $13.40 to $16.34 per share.

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by Greenhill. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary descriptions. Greenhill believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its fairness opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were utilized to create points of reference for analytical purposes and should not be taken to be the view of Greenhill with respect to the actual value of Techpoint. The order of analyses described does not represent the relative importance or weight given to those analyses by Greenhill. In arriving at its opinion, Greenhill did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, Greenhill considered the totality of the factors and analyses performed in determining its opinion. Accordingly, Greenhill believes that the summary set forth above and its analyses must be considered as a whole and that selecting portions thereof, without considering all of its analyses, could create an incomplete view of the processes underlying its analyses and opinion. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by Greenhill are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, Greenhill’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the summary of the peer trading multiples analysis or the precedent transaction multiples analysis is identical to Techpoint, and none of the selected transactions reviewed was identical to the Merger. However, the companies for the peer trading multiples analysis were selected because they are publicly traded companies with operations and businesses that, for purposes of Greenhill’s analysis, may be considered similar to those of Techpoint. The transactions selected for the precedent transaction multiples analysis were similarly chosen because their participants, size and other factors, for purposes of Greenhill’s analysis, may be considered similar to the Merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Techpoint and the transactions compared to the Merger.

Greenhill is an internationally recognized investment banking firm regularly engaged in providing financial advisory services in connection with mergers and acquisitions. Techpoint selected Greenhill as its financial advisor in connection with evaluating the Merger on the basis of Greenhill’s experience in similar transactions, its reputation in the investment banking community and its familiarity with the industries in which Techpoint operates.

In the ordinary course of business, Greenhill and its affiliates may provide investment banking and other financial services to, and/or acquire, hold or sell, for their own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) and related derivatives of, Techpoint, ASMedia and their respective affiliates. In addition, Greenhill and its affiliates and certain of its respective employees, may from time to time acquire, hold or make direct or indirect investments, in or otherwise finance a wide variety of companies, including any prospective purchasers of Techpoint, its affiliates, or divisions, or their respective equity or assets.

For services rendered in connection with evaluating the Merger and the delivery of the opinion, Techpoint has agreed to pay Greenhill a fee of $750,000, of which $500,000 became payable upon delivery of Greenhill’s fairness opinion and the remainder of which is contingent and payable only upon the completion of the Merger. In addition, Techpoint has agreed to reimburse Greenhill for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify Greenhill against certain liabilities arising out of Greenhill’s engagement. Mizuho Securities, an affiliate of Greenhill, is party to the Trust Agreement, as Initial Settlor, and as disclosed above was also managing underwriter of Techpoint’s JDS issuance. In its capacity as Initial Settlor, Mizuho Securities earns de minimis fees from Techpoint on a periodic basis in exchange for providing certain administrative services. In addition, Mizuho Bank (USA) (formerly Mizuho Trust & Banking Co. (USA)), an affiliate of Greenhill and Mizuho, is a custodian of the Techpoint common stock from which the actively-traded

Techpoint JDS derive their value. Other than the foregoing relationships (and other than any amounts that were paid to Greenhill under the Greenhill Engagement Letter pursuant to which Greenhill was retained as a financial advisor to Techpoint in connection with evaluating the Merger), during the two years preceding the date of Greenhill’s opinion, Greenhill has not been engaged by, performed any services for or received any compensation from Techpoint, ASMedia or their respective affiliates. The Techpoint Board reviewed Greenhill’s provided conflict disclosures and affirmed that the disclosed relationships between Greenhill and ASMedia did not rise to the level of presenting a conflict of interest for Greenhill with respect to ASMedia, such that Greenhill could continue to serve as the exclusive financial advisor to Techpoint.

(ii)	Advice from external law firms

Techpoint appointed Pillsbury and Anderson Mōri & Tomotsune as its legal advisors for the Merger and has received advice from the firm from legal perspectives on procedures for the Merger and methods and processes of its decision-making etc.

(iii)	Approval from all directors of Techpoint

The conclusion of the Merger Agreement was unanimously approved by all the directors of Techpoint, at the meeting of the Techpoint Board held January 14, 2025, including the four independent members of the Techpoint Board (using the definition for director independence of the New York Stock Exchange and applicable U.S. Securities and Exchange Commission rules) out of the six total members of the Techpoint Board.

(iv)	Ability to accept a Superior Proposal

Subject to customary restrictions in the Merger Agreement, Techpoint may terminate the Merger Agreement if, prior to the adoption of the Merger Agreement by Techpoint’s stockholders at the Special Meeting, the Techpoint Board authorizes Techpoint, subject to material compliance with the “no-shop” restrictions in the Merger Agreement, to enter into a contract relating to any Takeover Proposal in respect of a superior proposal; provided, that prior to or concurrently with such termination, Techpoint shall have paid a termination fee of US$7.52 million.

4.	Outline of the Parties

Techpoint

(1) Name	Techpoint, Inc.

(2) Address of head office	2550 N. First Street, #550 San Jose, CA 95131

(3) Name and title of representative	Fumihiro Kozato, CEO Michelle Ho, Interim CFO

(4) Description of business	Techpoint is a fabless semiconductor company that designs, markets and sells mixed-signal integrated circuits for multiple video applications in the security surveillance and automotive markets. Techpoint’s integrated circuits are enabling the transition from SD video to HD video in the security surveillance and automotive markets.

(5) Share capital amount	USD 2,000 (JPY 285,460)

(6) Date of incorporation	April 2012

(7) Number of issued shares	18,616,456 (as of December 16, 2024)

(8) Fiscal year	January 1 to December 31

(9) Number of employees	102 employees (as of December 31, 2023)

(10) Major customers	Hikvision, Desay SV, BYD, Dingwei, HCN, Siongmai, Road Chip, Hikvision Auto, Jet, JVC Kenwood

(11) Main banks	BMO Bank N.A., First Bank, China Merchants Bank, Shinhan Bank, Sumitomo Mitsui Banking Corporation

(12) Major stockholders and their shareholding ratios (as of December 16, 2024)	1. Fumihiro and Masako Kozato	9.8%
	2. Kozato, Akiko	9.6%
	3. Kuo, Feng	7.3%
	4. Liu, Fun-Kai	5.5%
	5. Ku, Emily	5.4%
	6. Ku, Amanda	5.2%

(13) Relationships between the parties
Capital relationship	N/A
Personal relationship	N/A
Business relationship	N/A
Status as Related Party	N/A

(14) Financial conditions and results of operations for last three years (consolidated)

Fiscal year ended	December 31, 2021	December 31, 2022	December 31, 2023

Net assets (in thousand dollars (in thousand yen))	51,817 (7,395,840)	62,076 (8,860,107)	72,295 (10,318,665)

Total assets (in thousand dollars (in thousand yen))	61,938 (8,840,411)	72,940 (10,410,726)	83,807 (11,961,773)

Net assets per share (in dollars (in yen))	2.89 (412)	3.41 (487)	3.93 (561)

Revenue (in thousand dollars (in thousand yen))	64,707 (9,235,630)	65,083 (9,289,297)	65,645 (9,369,511)

Income from operations (in thousand dollars (in thousand yen))	19,885 (2,838,186)	19,348 (2,761,540)	18,025 (2,572,708)

Net income (in thousand dollars (in thousand yen))	17,287 (2,467,374)	17,663 (2,521,040)	17,809 (2,541,879)

The basic net income per share (in dollars (in yen))	0.97 (138)	0.98 (140)	0.97 (138)

Dividend per share (in dollars (in yen))	N/A.	1st installment 0.25 (36) 2nd installment 0.25 (36)	1st installment 0.25 (36) 2nd installment 0.25 (36)

*	The amounts shown in yen are the amount converted at 142.73 yen per 1 US dollar based on the Telegraphic Transfer Middle rate of the Bank of Mitsubishi UFJ, Ltd. as of September 30, 2024 (JST).

ASMedia

(1) Name	ASMedia Technology Inc.

(2) Address of head office	6F, No. 115, Minquan Rd., Xindian Dist., New Taipei City 231, Taiwan, R.O.C.

(3) Name and title of representative	Hsu Shih-Chang, Chairman

(4) Description of business	ASMedia specializes in high-speed IC design and development, and have gained mastery of both the front-end and back-end development, including digital logic design, analog design, and software development as well as system development.

(5) Share capital amount	NTD 1,200,000,000

(6) Date of incorporation	2004/3/24

(7) Number of issued shares	74,662,245

(8) Fiscal year	December 31

(9) Number of employees	298 (according to the information disclosed in Offering Circular of GDR)

(10) Major customers	Global PC and storage brands, OEMs, ODMs and motherboard suppliers

(11) Main banks	Mega International Commercial Bank, Lan Ya Branch

(12) Major stockholders and their shareholding ratios (as of September 30, 2024)	1. ASUSTeK Computer Inc.:	32.78%
	2. Hua-Cheng Venture Capital Co., Ltd:	6.58%
	3. WT Microelectronics Co., Ltd:	6.02%
	4. New Labor Pension Fund:	5.83%
	5. Hua-Min Investment Co.,Ltd:	3.22%

(13) Relationships between the parties
Capital relationship	N/A
Personal relationship	N/A
Business relationship	N/A
Status as Related Party	N/A

(14) Financial conditions and results of operations for last three years

Fiscal year ended	December 31, 2021	December 31, 2022	December 31, 2023

Shareholders’ equity (in thousand New Taiwan dollars)	16,282,618	15,311,402	19,585,789

Total assets (in thousand New Taiwan dollars)	17,934,809	17,794,665	21,649,165

Shareholders’ equity per share (in thousand New Taiwan dollars)	235.72	221.45	282.99

Revenue (in thousand New Taiwan dollars)	6,009,012	5,248,329	6,401,267

Income from operations (in thousand New Taiwan dollars)	1,937,712	1,300,633	1,822,590

Net income (in thousand New Taiwan dollars)	3,193,148	2,617,361	2,228,182

Net income attributable to owners of ASMedia (in thousand New Taiwan dollars)	3,193,148	2,617,361	2,228,182

Earnings per share (in thousand New Taiwan dollars)	46.23	37.86	32.19

Dividend per share (in thousand New Taiwan dollars)	26	20	20

Apex Merger Sub

(1) Name	Apex Merger Sub Inc.

(2) Address of head office	Corporation Trust Center, 1209 Orange Street, Wilmington, Newcastle, Delaware United States

(3) Name and title of representative	His Kai Chen, CEO

(4) Description of business	Merging with another company

(5)	Share capital amount	USD 10

(6)	Date of incorporation	December 13, 2024

(7)	Number of issued shares	1,000

(8)	Fiscal year	December 31

(9)	Number of employees	—

(10)	Major customers	—

(11)	Main banks	—

(12)	Major stockholders and their shareholding ratios (as of December 31, 2024)	ASMedia	100%

(13)	Relationships between the parties
	Capital relationship	N/A
	Personal relationship	N/A
	Business relationship	N/A
	Status as Related Party	N/A

* Merger Sub is a corporation incorporated on December 13, 2024 under the laws of the State of Delaware, United States of America, and since the fiscal year has not yet ended, no financial statements have been prepared.

5.	Post-Merger outlook

The surviving company
(1)	Name	Techpoint, Inc.

(2)	Location	2550 N. First Street, #550 San Jose, CA 95131

(3)	Name and title of representative	To be determined

(4)	Scope of business	Techpoint is a fabless semiconductor company that designs, markets and sells mixed-signal integrated circuits for multiple video applications in the security surveillance and automotive markets. Techpoint’s integrated circuits are enabling the transition from SD video to HD video in the security surveillance and automotive markets.

(5)	Share capital	USD 2,000 (JPY 285,460)

(6)	Fiscal year closed	December 31

(7)	Net assets	It is currently undecided.

(8)	Total assets	It is currently undecided.

6.	Overview of Accounting Treatments

The merger with ASMedia merger sub is expected to qualify as an acquisition under the accounting standards for business combinations, with ASMedia as the acquiring company, and Techpoint being the surviving corporation as a wholly-owned subsidiary of ASMedia.

The amount of goodwill arising from the transaction is currently undetermined.

7.	Future prospects

Techpoint is expected to become a wholly owned subsidiary of ASMedia post-closing, and expect to continue its R&D, product development, and services to customers. The impact of the Merger on Techpoint’s performance is expected to be minimal.

On December 16, 2024, the Techpoint Board approved a cash dividend of an aggregate of $0.50 per Techpoint Common Stock (including common stock underlying its JDS) for fiscal year 2025, payable in two equal installments of $0.25 per share. The first installment of the dividend is payable to stockholders of record as of the close of business on January 31, 2025 and will be paid on or around February 14, 2025. The timing for receipt of the dividend payments by individual holders of Techpoint Common Stock and JDS will vary due to the payment process for JDS holders. The amount paid to JDS holders will be reduced by any applicable U.S. withholding income tax, and then converted into Japanese Yen. Once the dividend is converted into Japanese Yen, a distribution payment fee and any additional local taxes will be paid from the distribution amount. As a result, the net amount of the first dividend installment that is ultimately received by JDS holders will be less than $0.25 per JDS. The payment will be made to JDS holders in accordance with and subject to the terms of the Trust Agreement.

The second installment of the dividend is currently anticipated to be paid in the third fiscal quarter of 2025.

If the Merger is consummated prior to any installment of the cash dividend for fiscal year 2025, such installment will not be paid and the Merger Consideration of $20.00 per Techpoint Common Stock will not be increased. If the Merger is consummated after any payment of the cash dividend for fiscal year 2025, the Merger Consideration of $20.00 per Techpoint Common Stock will not be decreased.

Future declarations of dividends, including those currently contemplated to be paid in 2025, and the establishment of future record dates and payment dates are subject to the final approval and determination of the Techpoint Board. The Techpoint Board has reserved the right to cancel dividend payments prior to the applicable payment date in its discretion.

8	Matters Relevant to JDS Holders

(1) Delisting date and other schedule and instructions to the Trustees: See Section 2(1)

(2) Distribution to JDS holders: See Section 2(3)

(3) Exchange of JDS to Underling Techpoint Common Stocks: See Section 2(2)(iii)

###

(Reference) Consolidated financial results forecasts for the current fiscal year and actual consolidated results for the previous fiscal year.

(in thousand dollars (in thousand yen))

	Revenue	Income from Operations	Income Before Income Taxes	Net Income	The forecasted basic earnings per share
Financial results forecasts for the current fiscal year (Fiscal year ending December 31, 2024)	70,576 (10,073,312)	17,991 (2,567,855)	20,934 (2,987,910)	18,448 (2,633,083)	$0.99 (JPY 141)
Actual results for the previous fiscal year (Fiscal year ended December 31, 2023)	65,645 (9,369,511)	18,025 (2,572,708)	20,137 (2,874,154)	17,809 (2,541,879)	$0.97 (JPY 138)

*	The amounts shown in yen are the amount converted at 142.73 yen per 1 US dollar based on the Telegraphic Transfer Middle rate of the Bank of Mitsubishi UFJ, Ltd. as of September 30, 2024 (JST).

Cautionary Statement Concerning Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Exchange Act related to Techpoint and the Merger. All statements other than statements of historical fact are forward-looking statements for purposes of federal and state securities laws. These forward-looking statements involve risks and uncertainties that could significantly affect the financial or operating results of Techpoint. These forward-looking statements may be identified by terms such as “anticipate,” “believe,” “can,” “could,” “estimate,” “expect,” “forecast,” “foresee,” “intend,” “may,” “plan,” “project,” “should,” “target,” “will,” and “would” and the negative of these terms or other similar expressions. Forward-looking statements in this press release include, among other things, statements about the potential benefits of the Merger, including future plans, objectives, expectations, and intentions; the anticipated timing related to the special meeting, including the record date, special meeting date, announcement date and the effective date of the Merger; the anticipated timing of closing of the Merger; and the anticipated delisting and deregistration of Techpoint’s common stock. In addition, all statements that address operating performance, events or developments that Techpoint expects or anticipates will occur in the future—including statements relating to creating value for stockholders and holders of JDS, benefits of the Merger, and the expected timetable for completing the Merger — are forward-looking statements. These forward-looking statements involve substantial risks and uncertainties that could cause actual results, including the actual results of Techpoint to differ materially from those expressed or implied by such statements. These risks and uncertainties include, among other things, risks related to the possibility that the conditions to the consummation of the Merger will not for any reason be satisfied (including the failure to obtain the approval of the Merger Agreement by Techpoint’s stockholders or the failure to obtain required regulatory approvals) in the anticipated timeframe or at all; risks related to the ability to realize the anticipated benefits of the Merger; the ability to retain and hire key personnel; negative effects of the announcement or failure to consummate the Merger on the market price of the capital stock of Techpoint and the JDS and on Techpoint’s operating results, including that Techpoint’s stock price or the price of the JDS may decline significantly if the Merger is not consummated; the occurrence of any event, change, or other circumstances that could give rise to the termination of the Merger Agreement, which in certain circumstances may require Techpoint to pay a termination fee; significant transaction costs, fees, expenses and charges; operating costs, customer loss, and business disruption (including, without limitation, difficulties in maintaining employee, customer, or other business, contractual, or operational relationships following the Merger announcement or closing of the Merger and the diversion of the attention of Techpoint management from its ongoing business); failure to consummate or delay in consummating the Merger for any reason; risks and uncertainties related to competition and demand for Techpoint’s products; the rapidly evolving market and uncertainty regarding the development of markets for Techpoint’s products; dependence on customers or other third parties; difficulties in commercializing new products, including delays and the failure of new products to perform as expected, to be manufactured at acceptable volumes, yields, and cost, to be qualified and accepted by Techpoint’s customers, and to successfully compete with products offered by competitors; uncertainties concerning the availability and cost of raw or commodity materials and product components; competition-related risks; risks and uncertainties related to laws, regulations, and legal proceedings, including litigation matters relating to the Merger or otherwise impacting Techpoint generally, including the nature, cost, and outcome of any litigation and other legal proceedings related to the Merger that may be instituted against the parties and others following the announcement of the Merger; acquisition-related risks; risks related to the conversion of order backlog into product revenue and the timing thereof; economic changes in global markets, such as inflation and interest rates, and recession; government policies (including policy changes affecting the technology and semiconductor, taxation, trade, tariffs, immigration, customs, and border actions) and other external factors that Techpoint cannot control; risks related to intellectual property, privacy matters, and cyber security (including losses and other consequences from failures, breaches, attacks, or disclosures involving information technology infrastructure and data); other business effects (including the effects of industry, market, economic, political, or regulatory conditions); and other risks and uncertainties, including, but not limited to, those described in Techpoint’s Annual Report on Form 10-K on file with the SEC and from time to time in other filed reports including Techpoint’s Quarterly Reports on Form 10-Q.

A further description of risks and uncertainties relating to Techpoint can be found in its most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, all of which are filed with the SEC and available at www.sec.gov.

There can be no assurance that the Merger will in fact be consummated. If the Merger is consummated, Techpoint’s stockholders will cease to have any equity interest in Techpoint and will have no right to participate in its earnings and future growth. Techpoint cautions investors not to unduly rely on any forward-looking statements, which speak only as of the date thereof. Techpoint does not intend to update or revise any forward-looking statements as the result of new information or future events or developments, except as required by law.